, 2019
Exhibit 99.1

LIBERTY PUERTO RICO SUCCESSFULLY RAISES NEW FIVE-YEAR $250 MILLION SECURED FACILITY

Denver, Colorado – September 25, 2025: Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced that Liberty Puerto Rico has successfully raised a new five-year $250 million secured financing through an unrestricted subsidiary of which $200 million has been drawn and $50 million will be available over the next twelve months.

The facility matures in 2030 and has a fixed coupon of 9.75% per annum. The financing is secured by certain fixed network and wireless spectrum assets of the Puerto Rico business and was provided by Diameter Capital Partners.

Christopher Noyes, SVP, Chief Financial Officer for Liberty Latin America, commented, “As part of the strategic initiatives announced during our Q2 2025 earnings results, we set out the intention to meet liquidity requirements in Puerto Rico utilizing local Puerto Rican assets. We are pleased that Liberty Puerto Rico has partnered with Diameter Capital Partners to confirm such a facility which serves to provide incremental capital to further support business operations and future investments.”

Moelis & Company LLC and Ropes & Gray LLP acted as financial adviser and legal counsel respectively to Liberty Puerto Rico.

FORWARD-LOOKING STATEMENTS AND DISCLAIMER

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our Puerto Rico operations’ future financial condition, liquidity and performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include risks referred to in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects more than 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Corporate Communications:
Soomit Datta ir@lla.com Michael Coakley llacommunications@lla.com